Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 MEF of our report dated March 2, 2023 relating to the financial statements of Dyne Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Dyne Therapeutics, Inc. for the year ended December 31, 2022 and incorporated by reference into Registration Statement No. 333-260755 on Form S-3 of Dyne Therapeutics, Inc. We also consent to the reference to us under the heading “Experts” in Registration Statement No. 333-260755 on Form S-3.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

January 4, 2024